EXHIBIT 99.1

CORRECTING and REPLACING -- Reed's, Inc. Announces Rights Offering

Net Proceeds Expected to Fund Additional Growth Initiatives, Increasing Reed's Nationwide Market Penetration

LOS ANGELES, Jan. 26, 2009 (GLOBE NEWSWIRE) -- In a press release issued Friday, January 23rd, 2009, by Reed's, Inc. ("Reed's") (Nasdaq:REED), under the same headline, note that numerous changes have been made. The corrected release follows:

Reed's, Inc. ("Reed's") (Nasdaq:REED) today announced that it has filed a registration statement on Form S-1 with the Securities and Exchange Commission in connection with a rights offering for up to $10,000,000 of common stock to its existing shareholders. Reed's expects the commencement of the offering and distribution of rights to occur promptly following effectiveness of the registration statement. A copy of the filing in its entirety is available at http://www.sec.gov. Reed's expects to use the proceeds from the rights offering primarily for production of inventory and marketing, as well as for working capital purposes.

There is no minimum subscription amount required for Reed's to consummate the rights offering. Unless waived by Reed's board of directors, Reed's will not raise more than the maximum amount of $10,000,000 in the rights offering. The record date for the distribution of the rights and the dates for both the subscription period and the expiration of the rights offering will be included in the final prospectus. Under the proposed terms of the rights offering, Reed's would distribute one right to each holder of record of every share of its common stock that is held on the record date. Each transferable right will entitle the shareholder to purchase one (1) share of common stock at a subscription price to be determined prior to the effective date of the registration statement. The subscription price per right will be set at a price between 90% of the five day volume weighted average price ("VWAP") of the common stock prior to the date of the effectiveness of the registration statement, and 115% of the 20 day VWAP of the common stock prior to the date of the effectiveness of the registration statement. However, the subscription price will not be less than $2.25 per share, although this requirement may be waived by Reed's board of directors.

Holders who fully exercise their rights will be entitled to subscribe for an additional amount of common stock in an amount equal to up to 400% of the shares of common stock for which such holder was otherwise entitled to subscribe, subject to certain limitations and subject to allotment.

Reed's has engaged Maxim Group LLC as the dealer manager for the rights offering, and Mackenzie Partners as the information agent. Consummation of the rights offering is subject to customary closing conditions.

The registration statement has not yet become effective. These securities may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The rights offering, which is expected to be launched immediately following the effectiveness of a registration statement relating to the offering, will be made only by means of a prospectus.

About Reed's, Inc.

Reed's, Inc. makes the top selling sodas in natural food markets nationwide and is currently selling in approximately 10,500 supermarkets in natural foods and mainstream. Its six award-winning non-alcoholic Ginger Brews are unique in the beverage industry, being brewed, not manufactured and using fresh ginger, spices and fruits in a brewing process that predates commercial soft drinks. In addition, Reed's has acquired the top selling root beer line in natural foods, the Virgil's Root Beer product line, and the top selling cola line in natural foods, the China Cola product line. Other product lines include: Reed's Ginger Candies and Reed's Ginger Ice Creams. Reed's products are sold through specialty gourmet and natural food stores, supermarket chains, retail stores and restaurants nationwide, and in Canada. For more information about Reed's, please visit the company's website at: http://www.reedsgingerbrew.com or call 800-99-REEDS.

SAFE HARBOR STATEMENT

Some portions of this press release, particularly those describing Reed's goals and strategies, contain "forward-looking statements". These forward-looking statements can generally be identified as such because the context of the statement will include words, such as "expects," "should," "believes," "anticipates" or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed's is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed's, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed's that they will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-KSB and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed's undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACT:	Integrated Corporate Relations John Mills 310.954.1105 jmills@icrinc.com